Exhibit 2.1

FORM OF

SEPARATION AGREEMENT

by and between

AIR PRODUCTS AND CHEMICALS, INC.

and

VERSUM MATERIALS, INC.

Dated as of [•], 2016

i

Section 10.15	Exhibits and Schedules	70
Section 10.16	Governing Law	70
Section 10.17	Severability	70
Section 10.18	Public Announcements	70
Section 10.19	Interpretation	71
Section 10.20	No Duplication; No Double Recovery	71
Section 10.21	Tax Treatment of Payments	71
Section 10.22	No Waiver	71
Section 10.23	No Admission of Liability	71

List of Exhibits

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreements
Exhibit D	IP Assignment Agreements
Exhibit E	IP Cross License

Index of Defined Terms

Action	0
Affiliate	Section 1.1(2)
Agreement	Preamble
Air Products	Preamble
Air Products Accounts	Section 2.13(a)
Air Products Asset Transferee	Section 1.1(3)
Air Products Board	Recitals
Air Products Common Stock	Section 1.1(4)
Air Products CSIs	Section 2.10(d)
Air Products Group	Section 1.1(5)
Air Products Group Real Property	Section 1.1(6)
Air Products Indemnitees	Section 1.1(6)
Air Products Released Liabilities	Section 6.1(a)(i)
Air Products Retained Assets	Section 1.1(8)
Air Products Retained Business	Section 1.1(9)
Air Products Retained Liabilities	Section 1.1(10)
Air Products Retained Names	Section 1.1(10)
Ancillary Agreements	Section 1.1(12)
Arbitral Tribunal	Section 8.2(a)
Asset Transferors	Section 1.1(13)
Assets	Section 1.1(14)
Assume	Section 2.2(c)
Assumed	Section 1.1(15)
Assumption	Section 1.1(15)
Audited Party	Section 7.2(b)
Business	Section 1.1(15)
Business Day	Section 1.1(17)
Business Entity	Section 1.1(18)
CFATS Plans	Section 1.1(98)(xi)
Claims Administration	Section 1.1(19)
Code	Recitals
Commission	Section 1.1(20)
Company Policies	Section 1.1(21)
Confidential Information	Section 1.1(22)
Consents	Section 1.1(23)
Continuing Arrangements	Section 1.1(24)
Contract	Section 1.1(25)
Contribution	Section 1.1(26)
Conveyance and Assumption Instruments	Section 1.1(27)
Copyrights	Section 1.1(52)
Credit Support Instruments	Section 1.1(28)
Debt-for-Debt Exchange	Section 1.1(29)
Decision on Interim Relief	Section 8.2(d)
DHS	Section 1.1(98)(xi)

v

Dispute Notice	Section 8.1
Disputes	Section 8.1
Distribution	Recitals
Distribution Agent	Section 1.1(30)
Distribution Date	Section 1.1(31)
Distribution Disclosure Documents	Section 1.1(32)
Distribution Ratio	Section 1.1(33)
Distriubtion Tax Opinion	Section 1.1(34)
Employee Matters Agreement	Section 1.1(35)
Environmental Compliance Liabilities	Section 1.1(36)
Environmental Laws	Section 1.1(37)
Environmental Liabilities	Section 1.1(38)
Environmental Permit	Section 1.1(39)
Exchange Act	Section 1.1(40)
Final Determination	Section 1.1(41)
Governmental Approvals	Section 1.1(42)
Governmental Entity	Section 1.1(43)
Group	Section 1.1(44)
Hazardous Substance	Section 1.1(45)
Indebtedness	Section 1.1(46)
Indemnifiable Loss	Section 1.1(47)
Indemnifiable Losses	Section 1.1(47)
Indemnifying Party	Section 6.4(a)
Indemnitee	Section 6.4(a)
Indemnity Payment	Section 6.7(a)
Information	Section 1.1(48)
Information Statement	Section 1.1(49)
Insurance Proceeds	Section 1.1(50)
Insured Claims	Section 1.1(51)
Intellectual Property	Section 1.1(52)
Interim Relief	Section 8.2(d)
Internal Reorganization	Section 1.1(53)
IP Assignment Agreements	Section 1.1(54)
IP Cross License	Section 1.1(55)
Know-How	Section 1.1(52)
Law	Section 1.1(56)
Liabilities	Section 1.1(57)
Liable Party	Section 2.9(b)
Negotiation Period	Section 8.1
NYSE	Section 1.1(58)
Off-Site Environmental Liabilities	Section 1.1(59)
Off-Site Location	Section 1.1(60)
Other Party	Section 2.9(a)
Other Party’s Auditors	Section 7.2(b)
Parties	Preamble
Party	Preamble

Patents	Section 1.1(52)
Person	Section 1.1(61)
Policies	Section 1.1(62)
Pre-Distribution Disclosure	Section 1.1(63)
Prime Rate	Section 1.1(64)
Privilege	Section 7.7(a)
Privileged Information	Section 7.7(a)
Record Date	Section 1.1(65)
Record Holders	Section 1.1(66)
Records	Section 1.1(67)
Release	Section 1.1(68)
Rules	Section 8.2
Securities Act	Section 1.1(69)
Security Interest	Section 1.1(70)
Separation Time	Section 1.1(71)
Shared Contract	Section 2.3(a)
Subsidiary	Section 1.1(71)
Tax	Section 1.1(73)
Tax Contest	Section 1.1(73)
Tax Matters Agreement	Section 1.1(75)
Tax Returns	Section 1.1(76)
Taxing Authority	Section 1.1(77)
Third Party Agreements	Section 1.1(78)
Third Party Claim	Section 6.4(b)
Third Party Proceeds	Section 6.7(a)
Trademarks	Section 1.1(52)
Transfer	Section 2.2(b)(i)
Transferred	Section 2.2(b)(i)
Transition Services Agreement	Section 1.1(81)
Versum	Preamble
Versum Accounts	Section 2.13(a)
Versum Asset Transferee	Section 1.1(82)
Versum Assets	Section 1.1(83)
Versum Assumed Environmental Liabilities	Section 1.1(84)
Versum Balance Sheet	Section 1.1(85)
Versum Board	Recitals
Versum Business	Section 1.1(86)
Versum Business Unit	Section 1.1(87)
Versum Commitment Letter	Section 1.1(91)
Versum Common Stock	Section 1.1(89)
Versum Disclosure	Section 1.1(90)
Versum Discontinued Operations	Section 1.1(98)(vi)
Versum Financing Arrangements	Section 1.1(91)
Versum Financing Cash Distribution	Section 1.1(92)
Versum Financing Documents	Section 1.1(93)
Versum Former Property	Section 1.1(94)

Versum Group	Section 1.1(95)
Versum Landlord Property	Section 1.1(96)
Versum Indemnitees	Section 1.1(97)
Versum Intellectual Property	Section 1.1(83)(viii)
Versum Liabilities	Section 1.1(98)
Versum Products	Section 1.1(100)
Versum Registration Statement	Section 1.1(101)
Versum Released Liabilities	Section 6.1(a)(ii)
Versum-Only Property	Section 1.1(99)

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of [•], 2016, is entered into by and between Air Products and Chemicals, Inc., a Delaware corporation (“Air Products”), and Versum Materials, Inc., a Delaware corporation and a wholly owned subsidiary of Air Products (“Versum”). “Party” or “Parties” means Air Products or Versum, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Air Products, acting through its direct and indirect Subsidiaries, currently conducts the Air Products Retained Business and the Versum Business;

WHEREAS, the Board of Directors of Air Products (the “Air Products Board”) has determined that it is appropriate, desirable and in the best interests of Air Products and its stockholders to separate Air Products into two separate, publicly traded companies, one for each of (i) the Air Products Retained Business, which shall be owned and conducted, directly or indirectly, by Air Products and its Subsidiaries and (ii) the Versum Business, which shall be owned and conducted, directly or indirectly, by Versum and its Subsidiaries in the manner contemplated by this Agreement;

WHEREAS, in order to effect such separation, the Air Products Board has determined that it is appropriate, desirable and in the best interests of Air Products and its stockholders for Air Products to undertake the Internal Reorganization and, in connection therewith, effect the Contribution to Versum and that, in exchange therefor, Versum shall (i) issue to Air Products shares of Versum Common Stock and certain Indebtedness issued by Versum in connection with the Versum Financing Arrangements that qualifies as “securities” for the purposes of Section 361 of the Internal Revenue Code of 1986, as amended (the “Code,” and such Indebtedness, the “Versum Securities”), and (ii) pay Air Products the Versum Financing Cash Distribution (as defined herein);

WHEREAS, following the Contribution, Air Products shall transfer the Versum Securities to certain Persons (the “Debt-for-Debt Exchange Parties”) in exchange for certain debt obligations of Air Products held by the Debt-for-Debt Exchange Parties as principals for their own account (the “Debt-for-Debt Exchange”);

WHEREAS, following the completion of the Internal Reorganization, the Debt-for-Debt Exchange and the Versum Financing Cash Distribution, Air Products shall cause the Distribution Agent to distribute pro rata to the Record Holders pursuant to the Distribution Ratio, all of the issued and outstanding shares of Versum Common Stock on the terms and conditions set forth in this Agreement (the “Distribution”);

WHEREAS, (i) the Air Products Board has (x) determined that the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Air Products and its stockholders and (y) approved entering into this Agreement and each of the Ancillary Agreements and (ii) the Board of Directors of Versum (the “Versum Board”) has approved entering into this Agreement and each of the Ancillary Agreements (to the extent Versum is a party thereto);

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Distribution and certain other agreements relating to the relationship of Air Products and Versum and their respective Subsidiaries following the Distribution;

WHEREAS, it is the intention of the Parties that the Contribution and the Distribution, taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code; and

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” shall mean any demand, charge, action, claim, suit, countersuit, arbitration, mediation, hearing, inquiry, audit, review, complaint, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative, investigative or otherwise) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, as trustee, personal representative or executor, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Air Products or Air Products’ stockholders prior to or, in case of Air Products’ stockholders, after, the Separation Time.

(3) “Air Products Asset Transferee” shall mean any Air Products Retained Business to which Air Products Retained Assets shall be or have been transferred prior to the Separation Time by an Asset Transferor in order to consummate the transactions contemplated hereby or otherwise in connection with the Internal Reorganization.

(4) “Air Products Common Stock” shall mean the common stock of Air Products, par value $1.00 per share.

(5) “Air Products Group” shall mean (i) Air Products, the Air Products Retained Business and each Person that is a direct or indirect Subsidiary of Air Products as of immediately following the Distribution and (ii) each Business Entity that becomes a Subsidiary of Air Products after the Separation Time.

(6) “Air Products Group Real Property” shall mean any and all real property that is owned, leased, subleased or operated by the Air Products Group as of the Separation Time, other than such properties that are included within the Versum Assets.

(7) “Air Products Indemnitees” shall mean each member of the Air Products Group and each of their respective Affiliates from and after the Separation Time and each member of the Air Products Group’s and such Affiliates’ respective stockholders, partners, managers, managing members, directors, officers, employees and agents and each of the heirs, administrators, executors, successors and assigns of any of the foregoing (in each case, in their respective capacities as such).

(8) “Air Products Retained Assets” shall mean (i) except as set forth on Schedule 1.1(8), any and all Assets that are owned, leased or licensed, at or prior to the Separation Time, by Air Products and/or any of its Subsidiaries, that are not Versum Assets, and (ii) any and all Assets that are acquired or otherwise become an Asset of the Air Products Group after the Separation Time.

(9) “Air Products Retained Business” shall mean (i) those businesses operated by the Air Products Group before the Separation Time other than the Versum Business, and (ii) those Business Entities or businesses acquired or established by or for any member of the Air Products Group thereof after the Separation Time.

(10) “Air Products Retained Liabilities” shall mean any and all Liabilities of Air Products and each of its Subsidiaries that are not Versum Liabilities.

(11) “Air Products Retained Names” shall mean any and all Trademarks that are not Versum Assets, including the names and marks set forth in Schedule 1.1(11), and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other Air Products numeric addresses or mnemonics containing any of the foregoing names or marks.

(12) “Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the IP Cross License, IP Assignment Agreements, any Continuing Arrangements, any and all Conveyance and Assumption Instruments and any other agreements to be entered into by and between any member of the Air Products Group, on one hand, and any member of the Versum Group, on the other hand, at, prior to or after the Distribution in connection with the Distribution.

(13) “Asset Transferors” shall mean the entities transferring Assets to Versum or Air Products, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby.

(14) “Assets” shall mean all rights, title and ownership interests in and to all properties, claims, Contracts, businesses, Intellectual Property or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes (including any Tax items or attributes) shall not be treated as Assets.

(15) “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(16) “Business” shall mean the Air Products Retained Business or the Versum Business, as applicable.

(17) “Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(18) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(19) “Claims Administration” shall mean the processing of claims made under the Company Policies, including the reporting of losses or claims to insurance carriers (including as a result of reports provided to Air Products by Versum), management and defense of claims, the settlement of claims and providing for appropriate releases upon settlement of claims.

(20) “Commission” shall mean the United States Securities and Exchange Commission.

(21) “Company Policies” shall mean all Policies, current or past, which are or at any time were maintained by or on behalf of or for the benefit or protection of Air Products or any of its predecessors which relate to the Air Products Retained Business or the Versum Business, or current or past directors, officers, employees or agents of any of the foregoing Businesses, including the Policies identified on Schedule 1.1(21) hereto.

(22) “Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group and/or its Subsidiaries or with respect to Versum, the Versum Business, any Versum Assets or any Versum Liabilities, or with respect to Air Products, the Air Products Retained Business, any Air Products Retained Assets or any Air Products Retained Liabilities, including any such Information that was acquired by any Party after the Separation Time pursuant to Article VII or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, including (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product (including product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and validation studies; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and trade secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Separation Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Separation Time without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall mean any information of a Party intended or marked as confidential, proprietary and/or privileged.

(23) “Consents” shall mean any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.

(24) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(24) and such other commercial arrangements among the Parties that are intended to survive and continue following the Separation Time; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not be Third Party Agreements.

(25) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, sales order, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(26) “Contribution” shall mean the (i) Transfer, directly or indirectly, of all of the Versum Assets from Air Products to Versum and (ii) the Assumption of the Versum Liabilities, directly or indirectly, by Versum, in each case, relating to, arising out of or resulting from the transactions contemplated by this Agreement.

(27) “Conveyance and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements, and other documents entered into prior to the Separation Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

(28) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds (including, with respect to the surety bonds set forth on Schedule 1.1.(28), the allocable portion of the surety bonds as set forth on Schedule 1.1.(28)), bankers acceptances or similar arrangements.

(29) “Debt-for-Debt Exchange” has the meaning set forth in the recitals.

(30) “Debt-for-Debt Exchange Parties” has the meaning set forth in the recitals.

(31) “Distribution Agent” shall mean a bank or trust company appointed by Air Products.

(32) “Distribution Date” shall mean the date, as shall be determined by the Air Products Board or its designee, on which the Distribution occurs.

(33) “Distribution Disclosure Documents” shall mean (i) the Versum Registration Statement and all exhibits thereto, any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under Versum’s employee benefit plans, in each case as filed or furnished by Versum with or to the Commission in connection with the Distribution or filed or furnished by Air Products with or to the Commission solely to the extent such documents relate to Versum, the Versum Financing Arrangements, or the Distribution, and (ii) any Versum Financing Documents.

(34) “Distribution Ratio” shall mean one-half of a share of Versum Common Stock for each share of Air Products Common Stock.

(35) “Distribution Tax Opinion” shall mean an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Air Products, dated as of the Distribution Date, substantially to the effect that the Contribution (together with the conversion of Versum from a limited liability company to a Delaware corporation) and the Distribution, taken together, should qualify as a transaction that is tax-free to Air Products and Air Products’ shareholders for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code and the Debt-for-Debt Exchange should qualify as a transaction that is tax-free to Air Products for U.S. federal income tax purposes under Section 361 of the Code.

(35) “Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Air Products and Versum, in the form attached hereto as Exhibit A.

(36) “Environmental Compliance Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of actual or alleged violations of, or non-compliance with, any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits, including, without limitation, fines, penalties, mitigation damages and the costs and expenses (including, but not limited to, capital expenditures) required to address such actual or alleged violations or non-compliance; provided for purposes of clarification, that Environmental Compliance Liabilities do not include Liabilities associated with the investigation or remediation of Hazardous Substances that have been Released into the indoor or outdoor environment or associated natural resource restorations and damages or Off-Site Environmental Liabilities.

(37) “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(38) “Environmental Liabilities” shall mean Liabilities relating to any Environmental Law or the Release or threatened Release of or exposure to Hazardous Substances, including, without limitation, the following: (i) actual or alleged violations of, or non-compliance with, any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits, including, without limitation, fines, penalties, mitigation damages and the costs and expenses (including, but not limited to, capital expenditures) required to address such actual or alleged violations or non-compliance; (ii) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit; (iii) the presence of Hazardous Substances at or on, or the introduction of Hazardous Substances to the environment at, in, on, under or migrating from, any building, facility, structure or real property, including Liabilities relating to, resulting from or arising out of the investigation, remediation, or monitoring of such Hazardous Substances; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Substances (including asbestos-containing materials), at, in, on, under or migrating to or from any building, facility, structure or real property; (v) the transport, disposal, recycling, reclamation, treatment or storage, Release or threatened Release of Hazardous Substances at Off-Site Locations; and (vi) any agreement, decree, judgment, or order relating to the foregoing. The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to persons or property from products sold by Versum Group, Air Products Group or their predecessors, including claims related to exposure to asbestos with respect to such products.

(39) “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(40) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(41) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(42) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(43) “Governmental Entity” shall mean any nation or government, any state, province, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(44) “Group” shall mean (i) with respect to Air Products, the Air Products Group and (ii) with respect to Versum, the Versum Group.

(45) “Hazardous Substance” shall mean (i) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (ii) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

(46) “Indebtedness” shall mean, with respect to any Person, (i) the principal value, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, including all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (v) all interest bearing indebtedness for the deferred purchase price of property or services, (vi) all liabilities under any Credit Support Instruments, (vii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (vii).

(47) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, awards, judgments, assessments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(48) “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product (including product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and validation studies; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents, (ii) Patents and Know-How; and (iii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys and credit-related information.

(49) “Information Statement” shall mean the Information Statement attached as Exhibit 99.1 to the Versum Registration Statement, to be distributed to the holders of shares of Air Products Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(50) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(51) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

(52) “Intellectual Property” shall mean all U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”); (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); (v) all applications and registrations for the foregoing; and (vi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(53) “Internal Reorganization” shall mean the allocation and transfer or assignment of assets and liabilities, including by means of the Conveyance and Assumption Instruments, resulting in (i) the Versum Group owning and operating the Versum Business, and (ii) the Air Products Group continuing to own and operate the Air Products Retained Business, in accordance with the steps plan set forth on Schedule 1.1(53), as updated from time to time by Air Products at its sole discretion prior to the Distribution.

(54) “IP Assignment Agreements” shall mean the Intellectual Property assignment agreements, in the form attached as Exhibit D.

(55) “IP Cross License” shall mean the Intellectual Property Cross-License Agreement to be entered into between the Parties or their respective Affiliates, effective as of [•] and attached hereto as Exhibit E.

(56) “Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(57) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest, commitments and obligations, whether accrued or unaccrued, fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, reserved or unreserved, or determined or determinable, whenever or however arising, including those arising under any Law (including Environmental Laws), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto, and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities.

(58) “NYSE” shall mean the New York Stock Exchange.

(59) “Off-Site Environmental Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of the Release, threatened Release, transport, disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for same, at Off-Site Locations.

(60) “Off-Site Location” shall mean any third-party location that is not now and has never been owned, leased or operated by any member of the Versum Group or any member of the Air Products Group or any of their respective predecessors. “Off-Site Location” does not include any property that is adjacent to or neighboring any property formerly, currently or in the future owned, leased or operated by any member of the Versum Group or any member of the Air Products Group or their respective predecessors that has been impacted by Hazardous Substances Released from such properties.

(61) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(62) “Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

(63) “Pre-Distribution Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) that Air Products, Versum, or any of their respective Affiliates filed with or furnished to the Commission, any other Governmental Entity, or holders of any securities of Air Products or any of its Affiliates, in each case, prior to the Separation Time and in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(64) “Prime Rate” shall mean the rate per annum publicly announced by JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the Parties) from time to time as its prime lending rate, as in effect from time to time.

(65) “Record Date” shall mean the close of business on the date to be determined by the Air Products Board or its designee as the record date for determining the holders of Air Products Common Stock entitled to receive Versum Common Stock in the Distribution.

(66) “Record Holders” shall mean holders of Air Products Common Stock on the Record Date.

(67) “Records” shall mean any Contracts, documents, books, records or files.

(68) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(69) “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

(70) “Security Interest” shall mean, except pursuant to the Versum Financing Arrangements, any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(71) “Separation Time” shall mean 12:01 a.m., New York time, on the Distribution Date.

(72) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

(73) “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(74) “Tax Contest” shall have the meaning as set forth in the Tax Matters Agreement.

(75) “Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Air Products and Versum, in the form attached hereto as Exhibit B.

(76) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(77) “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(78) “Third Party Agreements” shall mean any Contract between or among a Party (or any member of its Group) and any other Persons (other than the Parties or any member of their respective Groups) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Versum Assets or Versum Liabilities, or Air Products Retained Assets or Air Products Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).

(79) “Transactions” shall have the meaning set forth in the Tax Matters Agreement.

(80) “Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term Transferred shall have its correlative meaning.

(81) “Transition Services Agreement” shall mean the Transition Services Agreements to be entered into by and between the Parties, dated as of [•], and attached hereto.

(82) “Versum Asset Transferee” shall mean any Business Entity that is a member of the Versum Group or Versum Subsidiary to which Versum Assets shall be or have been transferred, directly or indirectly, prior to the Separation Time by an Asset Transferor in order to consummate the transactions contemplated hereby.

(83) “Versum Assets” shall mean, without duplication:

(i) all interests in the capital stock of, or any other equity interests in, the members of the Versum Group held, directly or indirectly, by Air Products immediately prior to the Distribution (other than Versum);

(ii) the Assets set forth on Schedule 1.1(83)(ii) (which for the avoidance of doubt is not a comprehensive listing of all Versum Assets and is not intended to limit other clauses of this definition of “Versum Assets”)

(iii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred, prior to the Distribution, to or retained, following the Contribution, by any member of the Versum Group;

(iv) any and all Assets reflected on the Versum Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Versum or any member of the Versum Group subsequent to the date of the Versum Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Versum Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Versum Balance Sheet;

(v) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(83)(v), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(vi) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(83)(vi) including, to the extent provided for in the Versum leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances;

(vii) all Contracts exclusively related to the Versum Business and any rights or claims (whether accrued or contingent) arising thereunder, including any contracts set forth on Schedule 1.1(83)(vii);

(viii) all Intellectual Property used or held for use exclusively in connection with the Versum Business, including the Intellectual Property set forth on Schedule 1.1(83)(viii)(a) and the additional Intellectual Property set forth on Schedule 1.1(83)(viii)(b) (the “Versum Intellectual Property”);

(ix) all licenses, permits, registrations, approvals, consents, franchises, certificates and authorizations or other rights issued or granted by any Governmental Entity and any pending applications therefor that are, in each case, used, or held for use, exclusively in the Versum Business;

(x) all Information exclusively related to, or exclusively used by, the Versum Business;

(xi) all Versum Accounts, and, subject to the provisions of Section 2.13, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Separation Time, after giving effect to any withdrawal by, or other distribution of cash to, any member of the Air Products Group;

(xii) subject to Article IX, any rights of any member of the Versum Group under any Company Policies, including any rights thereunder arising after the Separation Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution; provided that ownership of the Company Policies shall remain with the Air Products Group;

(xiii) subject to Section 2.3, that portion of any Shared Contract that relates to the Versum Business; and

(xiv) all other Assets that are held by the Versum Group or Air Products Group immediately prior to the Distribution and that are not of a type covered by the preceding clauses (i)-(xii) above and that are exclusively used or exclusively held for use in the Versum Business as conducted immediately prior to the Distribution (the intention of this clause (xiii) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as an Versum Asset based on the principles of this Section 1.1(83) above; provided that no Asset shall be a Versum Asset solely as a result of this clause (xiii) unless a written claim with respect thereto is made by Versum on or prior to the date that is eighteen (18) months after the Distribution).

Notwithstanding anything to the contrary herein, the Versum Assets shall not include (i) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Air Products Group (including all Air Products Retained Assets), (ii) any Intellectual Property licensed to Versum or its Affiliates pursuant to the IP Cross License, (iii) any Assets governed by the Tax Matters Agreement or (iv) rights to receive services from Air Products, or services provided to Air Products by Versum, pursuant to the Transition Services Agreement.

(84) “Versum Assumed Environmental Liabilities” shall mean the following:

(i) Any and all Environmental Liabilities, currently known or unknown, contingent or otherwise, relating to events, conduct, conditions or occurrences from before, on or after the Separation Time, relating to or associated with Versum-Only Property;

(ii) Any and all Environmental Liabilities, currently known or unknown, contingent or otherwise, relating to events, conduct, conditions, or occurrences that arose on or before the Separation Time, relating to or associated with the Versum Business, the Versum Group or Versum Discontinued Operations, in connection with the Air Products Group Real Property. A non-exclusive list of currently known matters that fall within the scope of this subclause is set forth on Schedule 1.1(84)(ii).

(iii) Any and all Environmental Liabilities, currently known or unknown, contingent or otherwise, relating to events, conduct, conditions or occurrences from before, on or after the Separation Time, relating to or associated with Versum Group Landlord Property, excluding the following: (x) Environmental Compliance Liabilities relating to conduct occurring on or before the Separation Time, arising in connection with the operations and activities of the Air Products Retained Business at the Versum Group Landlord Property; and (y) Off-Site Environmental Liabilities arising in connection with the disposal (or arrangement for same) of Hazardous Substances associated with the operations of the Air Products Retained Business at the Versum Group Landlord Property, whether such liabilities relate to such activities from before, on or after the

Separation Time. Responsibilities with respect to Environmental Liabilities concerning events, conduct, conditions or conditions first arising after the Separation Time shall be governed by the lease and other applicable agreements entered into by the Versum Group and the Air Products Group with respect to such properties;

(iv) Any and all Off-Site Environmental Liabilities, currently known or unknown, contingent or otherwise, arising in connection with or relating to disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for same, whether such conduct occurred from before, on or after the Separation Time, from (A) Versum-Only Property, whether or not the disposal or activity that is the source of the liability related to the Versum Business, the Versum Group, or Versum Discontinued Operations; and (B) the Versum Business, the Versum Group or Versum Discontinued Operations with respect to properties other than the Versum-Only Property.

(v) Without limiting the foregoing, any and all Environmental Liabilities relating to events, conduct, conditions or occurrences from before, on or after the Separation Time, relating to the Versum Group, the Versum Business, or Versum Discontinued Operations, including, without limitation, any agreement, decree, judgment, or order relating to the foregoing entered into by any member of the Air Products Group or any Affiliate of Air Products prior to the Separation Time. Without limiting the foregoing, Versum Assumed Environmental Liabilities include the specific matters identified on Schedule 1.1(84)(v).

(85) “Versum Balance Sheet” shall mean the pro forma balance sheet of the Versum Group, including the notes thereto, as of [•], as included in the Versum Registration Statement.

(86) “Versum Business” shall mean the business, operations and activities of the Electronic Materials division of Air Products conducted at any time prior to the Separation Time by Air Products or Versum or any of their current or former subsidiaries or divisions, including the business of using applications technology to provide solutions to the semiconductor industry through chemical synthesis, analytical technology, process engineering, and surface science of Air Products conducted by the Versum Business Units and those Business Entities and businesses acquired, as such business is described in the Versum Registration Statement, or established by or for Versum or any of its Subsidiaries after the Separation Time; provided that the Versum Business shall not include the xenon and rare gases business, nor that portion of the industrial gases business formerly conducted within the Electronics division, each of which has been retained by Air Products.

(87) “Versum Business Unit” shall mean the business units set forth on Schedule 1.1(87).

(88) “Versum Commitment Letter” shall mean the commitment letter from the financial institutions named therein pursuant to which such parties have committed to lend the amounts set forth therein to Versum for the purpose of funding the Versum Financing Cash Distribution, a copy of which is attached hereto as Exhibit [•].

(89) “Versum Common Stock” shall mean the common stock of Versum, par value $1.00 per share.

(90) “Versum Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, any other Governmental Entity, or holders of any securities of any member of the Versum Group, in each case, on or after the Distribution Date by or on behalf of any member of the Versum Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(91) “Versum Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(91).

(92) “Versum Financing Cash Distribution” shall mean the cash distribution made from Versum to Air Products in connection with the Versum Financing Arrangements as further described on Schedule 1.1(92).

(93) “Versum Financing Documents” shall mean any documents relating to any debt or equity issuance of Versum prior to the Distribution or otherwise relating to the Versum Securities, the Debt-for-Debt Exchange or the Versum Financing Arrangement, including any 144A preliminary and final offering memorandum, confidential information memorandum, lender presentation, credit agreement or other bank financing arrangement, exchange agreement, purchase agreement (including the representations, warranties and covenants contained therein), indenture, notes and any other agreements or arrangements entered into in connection with the foregoing.

(94) “Versum Former Property” shall mean any real property that: (i) as of the Separation Time, is not owned, leased or operated by the Air Products Group or the Versum Group; (ii) was formerly owned, leased (in whole or in part) or otherwise operated by the Versum Group or the Air Products Group or any predecessors thereto; and (iii) was primarily owned, leased or operated in connection with the Versum Business or Versum Discontinued Operations. A non-exclusive list of Versum Former Property is set forth on Schedule 1.1(94).

(95) “Versum Group” shall mean Versum and each Person that is a direct or indirect Subsidiary of Versum as of immediately prior to the Distribution (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of Versum after the Separation Time, and shall include the Versum Business Units.

(96) “Versum Group Landlord Property” shall mean real property to be owned by the Versum Group as of the Separation Time as to which the Air Products Group will enter into a lease or other agreement to conduct business operations after the Separation Time. A list of Versum Group Landlord Property is set forth on Schedule [•].

(97) “Versum Indemnitees” shall mean each member of the Versum Group and each of their respective Affiliates from and after the Separation Time and each member of the Versum Group’s and such respective Affiliates’ respective current and former stockholders, partners, managers, managing members, directors, officers, employees and agents and each of the heirs, administrators, executors, successors and assigns of any of the foregoing (in each case, in their respective capacities as such).

(98) “Versum Liabilities” shall mean any and all Liabilities to the extent relating to (a) the operation or conduct of the Versum Business, as conducted at any time prior to, at or after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Versum Group); (b) the operation or conduct of any business conducted by any member of the Versum Group at any time after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Versum Group); (c) any Versum Business Units or relating to, arising out of, or resulting from any Versum Asset, whether arising before, on or after the Separation Time; or (d) certain Liabilities set forth on Schedule 1.1(98), including:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the Versum Group;

(ii) any and all Liabilities reflected on the Versum Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for Versum or any member of the Versum Group subsequent to the date of the Versum Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Versum Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Versum Balance Sheet;

(iii) the Liabilities set forth on Schedule 1.1(98)(iii);

(iv) any and all Liabilities to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Separation Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the Versum Business;

(v) any and all Versum Assumed Environmental Liabilities;

(vi) any and all Liabilities relating to, arising out of or resulting from, any operating group, business unit, operation, division, Subsidiary, line of business or investment of Air Products or any of its Subsidiaries primarily managed or otherwise operated at any time prior to the Separation Time by or on behalf of the Versum Business or any Versum Business Unit and sold, transferred or otherwise discontinued prior to the Separation Time, including the divisions, Subsidiaries, lines of business or investments set forth on Schedule 1.1(98)(vi) (each, an “Versum Discontinued Operations”);

(vii) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (i) the Distribution Disclosure Documents, except to the extent specifically enumerated as an Air Products Retained Liability on Schedule 1.1(98)(vii), (ii) any Pre-Distribution Disclosure, but only to the extent such Liabilities arise out of or result from matters related to the Versum Business; and (iii) any Versum Disclosure;

(viii) for the avoidance of doubt, any Liabilities relating primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the Versum Business by any Business Entity that is an Air Products Retained Business under this Agreement but has conducted the Versum Business at any time prior to the Separation Time;

(ix) for the avoidance of doubt, and without limiting any other matters that may constitute Versum Liabilities, any Liabilities primarily relating to, arising out of or resulting from any Action related to the Versum Business or any Versum Business Unit, including such Actions listed on Schedule 1.1(98)(ix);

(x) all Liabilities under the Versum Financing Arrangements;

(xi) all Liabilities allocated to Versum, as set forth in the site compliance plans agreed to with the Department of Homeland Security (“DHS”), regarding compliance with the Chemical Facility Anti-Terrorism Standards (CFATS; 6 CFR Part 27), as provided to Versum as on or prior to the date hereof (the “CFATS Plans”); unless and except an alternative to any such CFATS Plan is otherwise agreed to by DHS subsequent to the date hereof;

(xii) subject to Section 2.3, all Liabilities relating to that portion of any Shared Contract that relates to the Versum Business; and

(xiii) any and all other Liabilities that are held by the Versum Group or Air Products Group immediately prior to the Distribution to the extent that they relate to the Versum Business as conducted immediately prior to the Distribution (the intention of this clause (xii) is only to rectify an inadvertent omission of transfer or assignment of any Liability that, had the parties given specific consideration to such Liability as of the date of this Agreement, would have otherwise been classified as a Versum Liability; no Liability shall be a Versum Liability solely as a result of this clause (xii) unless a claim with respect thereto is made by Air Products on or prior to the date that is 18 months after the Distribution).

Notwithstanding the foregoing, the Versum Liabilities shall not include any Liabilities that are expressly (A) contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Air Products Group, including any Liabilities specified in the definition of Air Products Retained Liabilities or (B) discharged pursuant to Section 2.2(c) of this Agreement.

(99) “Versum-Only Property” shall mean: (i) all of the owned real property that is included within the Versum Assets and included on Schedule 1.1(99)(i); (ii) all of the leased and subleased real property that is included within the Versum Assets and included on Schedule 1.1(99)(ii); and (iii) Versum Former Property.

(100) “Versum Products” shall mean those products set forth on Schedule 1.1(100).

(101) “Versum Registration Statement” shall mean a registration statement on Form 10 to be filed by Versum with the Commission under the Exchange Act (including the Information Statement), together with any amendments or supplements thereto.

(102) “Versum Securities” has the meaning set forth in the recitals.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Unless the context requires otherwise, references in this Agreement to “Air Products” shall also be deemed to refer to the applicable member of the Air Products Group, references to “Versum” shall also be deemed to refer to the applicable member of the Versum Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Air Products or Versum shall be deemed to require Air Products or Versum, as the case may be, to cause the applicable members of the Air Products Group or the Versum Group, respectively, to take, or refrain from taking, any such action. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which may have already been implemented prior to the date hereof, including the completion of the Internal Reorganization.

Section 2.2 Restructuring: Transfer of Assets; Assumption of Liabilities.

(a) Internal Reorganization. Prior to the Separation Time, except for the Transfers set forth on Schedule 2.2(a), the Parties shall complete the Internal Reorganization.

(b) Transfer of Assets. At or prior to the Distribution (it being understood that some of such Transfers may occur following the Separation Time in accordance with Section 2.2(a) and Section 2.6), pursuant to the Conveyance and Assumption Instruments and in connection with the Contribution:

(i) Air Products shall, or shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (A) the respective Air Products Asset Transferees, all of the applicable Asset Transferors’ direct or indirect right, title and interest in and to the Air Products Retained Assets and (B) Versum and/or the respective Versum Asset Transferees, all of its and the applicable Asset Transferors’ direct or indirect right, title and interest in and to the Versum Assets, and the applicable Air Products Asset Transferees and Versum Asset Transferees shall accept from Air Products and the applicable members of the Air Products Group, all of Air Products’ and the other members’ of the Air Products Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests.

(ii) Any costs and expenses incurred after the Separation Time to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.6) shall be paid by the Parties as set forth on Schedule 10.5. Other than costs and expenses incurred in accordance with the foregoing, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).

(c) Assumption of Liabilities. Except as set forth in this Agreement or as otherwise specifically set forth in any Ancillary Agreement, in connection with the Internal Reorganization and the Contribution or, if applicable, from and after, the Separation Time (i) pursuant to this Agreement or the applicable Conveyance and Assumption Instruments, Air Products shall, or shall cause a member of the Air Products Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Air Products Retained Liabilities and (ii) pursuant to the applicable Conveyance and Assumption Instruments, Versum shall, or shall cause a member of the Versum Group to, Assume all of the Versum Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Separation Time, (C) where or against whom such Liabilities are asserted or determined, (D) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Air Products Group or the Versum Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, and (E) which entity is named in any Action associated with any Liability.

(d) Versum Contribution. In exchange for the Contribution, Versum shall (i) issue to Air Products a number of shares of Versum Common Stock such that, immediately following such issuance and immediately prior to the Separation Time, (x) the number of outstanding shares of Versum Common Stock divided by (y) the number of outstanding shares of Air Products Common Stock equals the Distribution Ratio, which shares as of the date of issuance shall represent (together with such shares previously held by Air Products) all of the issued and outstanding shares of Versum Common Stock, (ii) issue to Air Products the Versum Securities and (iii) make the Versum Financing Cash Distribution.

(e) Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract.

(f) It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have heretofore occurred and, as a result, no additional Transfers or Assumptions by any member of the Air Products Group or Versum Group, as applicable, shall be deemed to occur at the Separation Time with respect thereto. Moreover, to the extent that any Subsidiary of the Air Products Group or the Versum Group, as applicable, is liable for any Air Products Retained Liability or Versum Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyance and Assumption Instruments, there shall be no need for any other member of the Air Products Group or the Versum Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume any such Liability in connection with Section 2.2(c).

Section 2.3 Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):

(a) Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract that is listed on Schedule 2.3(a) (a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Separation Time, so that each Party or the members of their respective Groups as of the Separation Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(e)), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, an Air Products Retained Asset or Versum Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than six (6) months after the Distribution Date (unless the term of Shared Contract ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions to cause such member of the Versum Group or the Air Products Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Versum Business or the Air Products Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow such assignment) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3; provided that the Party for which such Shared Contract is an Air Products Retained Asset or a Versum Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that the Party for which such Shared Contract is, as applicable, an Air Products Retained Asset or Versum Asset, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).

(b) Each of Air Products and Versum shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Separation Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Tax Law or good faith resolution of a Tax Contest).

Section 2.4 Intercompany Accounts, Loans and Agreements.

(a) Except as set forth in Section 6.1(b), all intercompany receivables and payables and intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system between any member of the Air Products Group, on the one hand, and any member of the Versum Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties prior to the Separation Time, shall have been satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished (in each case with no further liability or obligation, including in respect of Taxes) at or prior to the Separation Time.

Section 2.5 Limitation of Liability; Intercompany Contracts.

(a) No Party nor any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and the other Party existing at or prior to the Separation Time (other than as set forth on Schedule 2.5, pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 2.4 or Section 6.1(b) or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and each Party hereby terminates any and all Contracts (including any provisions thereof which purport to survive termination), arrangements, courses of dealing or understandings between or among it and the other Party effective as of the Separation Time (other than as set forth on Schedule 2.5, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 2.4 or Section 6.1(b) or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby); provided, however, that with respect to any Contract, arrangement, course of dealing or understanding between or among the Parties or any Subsidiaries thereof discovered after the Separation Time, the Parties agree that such Contract, arrangement, course of dealing or understanding shall nonetheless be deemed terminated as of the Separation Time with the only liability of the Parties in respect thereof to be the obligations incurred between the Parties pursuant to such Contract, arrangement, course of dealing or understanding between the Separation Time and the time of discovery or later termination of any such Contract, arrangement, course of dealing or understanding.

(b) If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.5(a) and, but for the mistake or oversight of either Party, would have been listed on Schedule 2.5 and is reasonably necessary for such affected Party to be able to continue to operate its businesses in substantially the same manner in which such businesses were operated prior to the Separation Time, then, at the request of such affected Party made within six (6) months following the Separation Time, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue following the Separation Time; provided, however, that any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.

Section 2.6 Transfers Not Effected at or Prior to the Separation Time; Transfers Deemed Effective as of the Separation Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated at or prior to the Separation Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Separation Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Separation Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability; provided that in the event that any such Transfer of Assets or Assumption of Liabilities is not able to be completed within eighteen (18) months following the Separation Time, the Parties shall cooperate and use commercially reasonable efforts to determine the appropriate treatment (including potential disposition) of such asset or liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Separation Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Separation Time to the relevant member or members of the Air Products Group or the Versum Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Separation Time, subject to Section 2.2(c) and Section 2.9(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Separation Time.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

(d) After the Separation Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Separation Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.6(d), open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 10.6. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e) With respect to Assets and Liabilities described in Section 2.6(a), each of Air Products and Versum shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Separation Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Separation Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).

Section 2.7 Conveyance and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyance and Assumption Instruments reasonably necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8 Further Assurances; Ancillary Agreements.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Separation Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Separation Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)) from and after the Separation Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c) Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) for no consideration at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6.

(d) At or prior to the Separation Time, each of Air Products and Versum shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

(e) On or prior to the Distribution Date, Air Products and Versum in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Air Products or Subsidiary of Versum, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.9 Novation of Liabilities; Indemnification.

(a) Each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), but solely to the extent that the Parties are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Other Party). In addition, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the Other Party will use commercially reasonable efforts to petition the applicable court to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any member of such requesting Party’s Group) has been allocated pursuant to this Article II, and the Other Party will cooperate and assist in any required communication with any plaintiff or other related third party.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.9(a), the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such

Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Other Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Separation Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful misconduct or fraud in connection therewith, in which case such Other Party shall be responsible for such Liabilities. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.

Section 2.10 Guarantees; Credit Support Instruments.

(a) Except as otherwise specified in any Ancillary Agreement, at or prior to the Separation Time or as soon as practicable thereafter, (i) Air Products shall (with the reasonable cooperation of the applicable member of the Versum Group) use its reasonable best efforts to have each member of the Versum Group removed as guarantor of or obligor for any Air Products Retained Liability unconditionally and to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to Air Products Retained Liabilities and (ii) Versum shall (with the reasonable cooperation of the applicable member of the Air Products Group) use reasonable best efforts to have each member of the Air Products Group removed as guarantor of or obligor for any Versum Liability, unconditionally and to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to Versum Liabilities.

(b) At or prior to the Separation Time, to the extent required to obtain a release from a guaranty:

(i) of any member of the Air Products Group, Versum shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Versum would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the Versum Group, Air Products shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Air Products would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Air Products or Versum is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) Air Products, to the extent a member of the Air Products Group has assumed the underlying Liability with respect to such guaranty or Versum, to the extent a member of the Versum Group has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) the relevant beneficiary shall pay to the guarantor or obligor a fee payable at the end of each calendar quarter based on a rate of 1.50% per annum on the average outstanding amount of the obligation underlying such guarantee or obligation during such quarter and (iii) each of Air Products and Versum, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, that with respect to leases, in the event a release with respect thereto has not been obtained pursuant to Section 2.10(a) and such Party benefitting from the guaranty wishes to extend the term of such guaranteed lease, then such first Party shall have the option of extending the term of such lease if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

(d) Air Products and Versum shall cooperate and Versum shall use commercially reasonable efforts to replace all Credit Support Instruments issued by Air Products or other members of the Air Products Group on behalf of or in favor of any member of the Versum Group or the Versum Business (the “Air Products CSIs”) as promptly as practicable with Credit Support Instruments from Versum or a member of the Versum Group as of the Separation Time. With respect to any Air Products CSIs that remain outstanding after the Separation Time (i) Versum shall, and shall cause the members of the Versum Group to, jointly and severally indemnify and hold harmless the Air Products Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including, without limitation, any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Air Products CSIs in accordance with the terms thereof, (ii) Versum shall pay to Air Products a fee payable at the end of each calendar quarter based on a rate of 1.50% per annum on the average outstanding balance during such quarter of any outstanding Air Products CSIs and (iii) without the prior written consent of Air Products, Versum shall not, and shall not permit any member of the Versum Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Air Products or any member of the Air Products Group has issued any Credit Support Instruments which remain outstanding. Neither Air Products nor any member of the Air Products Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Versum Group or the Versum Business after the expiration of any such Credit Support Instrument.

Section 2.11 Disclaimer of Representations and Warranties.

(a) EACH OF AIR PRODUCTS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE AIR PRODUCTS GROUP) AND VERSUM (ON BEHALF OF ITSELF AND EACH MEMBER OF THE VERSUM GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS

OF, AS TO NO INFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of Air Products (on behalf of itself and each member of the Air Products Group) and Versum (on behalf of itself and each member of the Versum Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Air Products or any member of the Air Products Group, on the one hand, and Versum or any member of the Versum Group, on the other hand, are jointly or severally liable for any Air Products Retained Liability or any Versum Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c) Air Products hereby waives compliance by itself and each and every member of the Air Products Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Air Products Retained Assets to Air Products or any member of the Air Products Group.

(d) Versum hereby waives compliance by itself and each and every member of the Versum Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Versum Assets to Versum or any member of the Versum Group.

Section 2.12 Versum Financing Arrangements. Prior to the Separation Time, Versum shall enter into the Versum Financing Arrangements, on such terms and conditions as described in the Versum Commitment Letter (including the amount that shall be borrowed pursuant to the Versum Financing Arrangements and the terms and interest rates for such borrowings) and the Versum Financing Arrangements shall have been consummated in accordance therewith. Air Products and Versum shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Versum Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Versum Financing Arrangements. The Parties agree that Versum, and not Air Products, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Air Products Group or Versum Group associated with the Versum Financing Arrangements. It is the intent of the Parties that the Versum Financing Cash Distribution is made in connection with the separation and Internal Reorganization, including the transfer of the Versum Assets to Versum in the Internal Reorganization whenever made.

Section 2.13 Bank Accounts; Cash Management.

(a) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Separation Time (or such earlier time as Air Products may determine), all actions necessary to amend all Contracts governing each bank and brokerage account owned by Versum or any other member of the Versum Group (the “Versum Accounts”) so that such Versum Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Air Products or any other member of the Air Products Group (the “Air Products Accounts”) are de-linked from the Air Products Accounts. From and after the Separation Time, no Air Products Employee (as defined in the Employee Matters Agreement) shall have any authority to access or control any Versum Account, except as expressly provided for through the Transition Services Agreement.

(b) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Separation Time (or such earlier time as Air Products may determine), all actions necessary to amend all Contracts governing the Air Products Accounts so that such Air Products Accounts, if currently linked to a Versum Account, are de-linked from the Versum Accounts. From and after the Separation Time, no Versum employee shall have any authority to access or control any Air Products Account, except as expressly provided for through the Transition Services Agreement.

(c) It is intended that, following consummation of the actions contemplated by sections (a) and (b) above, there will continue to be in place a centralized cash management system pursuant to which the Versum Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the Versum Group.

(d) It is intended that, following consummation of the actions contemplated by sections (a) and (b) above, there will continue to be in place a centralized cash management system pursuant to which the Air Products Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the Air Products Group.

(e) With respect to any outstanding checks issued by Air Products, Versum, or any of their respective Subsidiaries prior to the Separation Time, such outstanding checks shall be honored following the Separation Time by the member of the applicable Group owning the account on which the check is drawn.

(f) As between the two Parties (and the members of their respective Groups) all payments and reimbursements received after the Separation Time by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, upon receipt by such Party of any such payment or reimbursement, such Party shall in due course pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off and without interest.

(g) Notwithstanding anything to the contrary contained herein, the Parties agree that, from the date hereof until the Separation Time, Air Products or any other member of the Air Products Group shall be entitled to (i) withdraw any and all cash or cash equivalents from the Versum Accounts for the benefit of Air Products or any other member of the Air Products Group and (ii) use, retain or otherwise dispose of all cash generated by the Versum Business and the Versum Assets in accordance with the ordinary course operation of Air Products’ cash management systems, and any such cash or cash equivalents so withdrawn, used, retained or otherwise disposed of pursuant to clauses (i) or (ii) above shall be an Air Products Retained Asset.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1 Organizational Documents. At or prior to the Separation Time, all necessary actions shall be taken to adopt the form of amended and restated certificate of incorporation and bylaws filed by Versum with the Commission as exhibits to the Versum Registration Statement, to be effective as of the Separation Time.

Section 3.2 Directors. At or prior to the Separation Time, Air Products shall take all necessary action to cause the Versum Board to include, at the Separation Time, the individuals identified in the Versum Registration Statement as director nominees of Versum.

Section 3.3 Officers. At or prior to the Separation Time, Air Products shall take all necessary action to cause the individuals identified as such in the Versum Registration Statement to be officers of Versum as of the Separation Time.

Section 3.4 Resignations and Removals.

(a) On or prior to the Distribution Date or as soon thereafter as practicable, (i) Air Products shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the Versum Group) to resign or be removed, effective as of the Separation Time or such other time as the Parties shall mutually agree, from all positions as officers or directors of any member of the Versum Group in which they serve, and (ii) Versum shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Separation Time, from all positions as officers or directors of any members of the Air Products Group in which they serve.

(b) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Versum Registration Statement as the Person who is to hold such position or office following the Distribution.

Section 3.5 Ancillary Agreements. At or prior to the Separation Time, Air Products and Versum shall enter into, and/or (where applicable) shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Manner of the Distribution. Subject to the conditions and other terms set forth in this Article IV, Air Products shall cause the Distribution Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of Versum Common Stock to book entry accounts for each Record Holder or designated transferee or transferees of such Record Holder. For Record Holders who own Air Products Common Stock through a broker or other nominee, their shares of Versum Common Stock will be credited to their respective accounts by such broker or nominee. No action by any Record Holder (or such Record Holder’s designated transferee or transferees) shall be necessary to receive the applicable number of shares of Versum Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution.

Section 4.2 Fractional Shares. Record Holders who, after aggregating the number of shares of Versum Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of Versum Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of Versum Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of Versum Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Versum Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. Versum shall bear the cost of brokerage fees and transfer Taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of Air Products, Versum or the applicable Distribution Agent will guarantee any minimum sale price for the fractional shares of Versum Common Stock. Neither Air Products nor Versum will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of Air Products or Versum.

Section 4.3 Actions in Connection with the Distribution.

(a) Prior to the Distribution Date, Versum shall file such amendments and supplements to the Versum Registration Statement as Air Products may request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Versum Registration Statement as may be required by the Commission or federal, state or foreign securities Laws. Air Products shall, or at Air Products’ election, Versum shall, mail (or deliver by electronic means where not prohibited by Law) to the holders of Air Products Common Stock, at such time on or prior to the Distribution Date as Air Products shall determine, the Information Statement included in the Versum Registration Statement (or a Notice of Internet Availability, if applicable), as well as any other information concerning Versum, its business, operations and management, the transaction contemplated herein and such other matters as Air Products shall determine are necessary and as may be required by applicable Law. Promptly after receiving a request from Air Products, Versum shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Air Products determines is necessary or desirable to effectuate the Distribution, and Air Products and Versum shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b) Versum shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Separation Time), an effective registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of Versum.

(c) To the extent not already approved and effective, Versum shall use commercially reasonable efforts to have approved and made effective, the application for the original listing on the NYSE of the Versum Common Stock to be distributed in the Distribution, subject to official notice of distribution.

(d) To the extent not already completed, Versum shall use commercially reasonable efforts to take all necessary actions to effect the issuance of the Versum Securities, and take all other actions to effectuate the transactions contemplated by the Versum Financing Arrangements, pursuant to the terms and conditions of the agreements governing the foregoing.

(e) Nothing in this Section 4.3 shall be deemed to shift or otherwise impose Liability for any portion of the Versum Registration Statement to Air Products.

Section 4.4 Sole Discretion of Air Products. Air Products, in its sole and absolute discretion, shall determine the Distribution Date, the Separation Time and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Air Products may, in accordance with Section 10.10, at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, Air Products shall have the right not to complete the Distribution if, at any time prior to the Separation Time, the Air Products Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of Air Products or its stockholders, that a sale or other alternative is in the best interests of Air Products or its stockholders or that it is not advisable at that time for Versum Business to separate from Air Products.

Section 4.5 Conditions to Distribution. The obligation of Air Products to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by Air Products, in its sole and absolute discretion, of the following conditions. None of Versum, any other member of the Versum Group, or any third party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole discretion of the Air Products Board. Any determination made by Air Products prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.5 shall be conclusive and binding on the Parties hereto. The conditions are for the sole benefit of Air Products and shall not give rise to or create any duty on the part of Air Products or the Air Products Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(a) the Commission shall have declared effective the Versum Registration Statement, of which the Information Statement forms a part, and no stop order relating to the Versum Registration Statement will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the Information Statement (or the Notice of Internet Availability relating to the Information Statement) shall have been distributed to holders of Air Products Common Stock;

(b) the Versum Common Stock shall have been approved and accepted for listing by the NYSE, subject to official notice of issuance;

(c) Air Products has received the Distribution Tax Opinion;

(d) the receipt of an opinion from an independent appraisal firm to the Air Products Board confirming the solvency of each of Air Products and Versum after the Distribution and, as to the compliance by Air Products in declaring the Distribution, with surplus requirements under Delaware corporate law, that is in form and substance acceptable to Air Products in its sole discretion;

(e) no order, injunction, or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of Air Products shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(f) the Internal Reorganization shall have been effectuated prior to the Distribution, except for such steps (if any) as Air Products in its sole discretion shall have determined need not be completed or may be completed after the Separation Time;

(g) the Air Products Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(h) Air Products shall have elected the Versum Board, as described in the Versum Registration Statement, immediately prior to the Distribution;

(i) Versum shall have entered into all Ancillary Agreements in connection with the Distribution and certain financing arrangements prior to or concurrent with the Distribution;

(j) the making of the Versum Financing Cash Distribution, and the determination by Air Products in its sole discretion that following the separation it will have no further liability or obligation whatsoever under any financing arrangements that Versum will be entering into in connection with the separation;

(k) all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been received; and

(l) no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Air Products Board, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of Air Products or its stockholders.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 No Solicit; No Hire. Neither Air Products nor Versum, or any member of their respective Groups, shall, from the Separation Time through and including the two (2) year anniversary of the Separation Time, without the prior written consent of the other Party, directly or indirectly, recruit, solicit, hire or retain any person who is an employee of the other Party or its Subsidiaries as of the Separation Time or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other Party or its Subsidiaries; provided, however, that nothing in this Section 5.1 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party, or any hiring as a result thereof; provided that the applicable Party has not encouraged or advised such firm to approach any such employee or Party. The Parties agree that irreparable damage would occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 5.2 Cooperation. For a period of 24 months following the Separation Time, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, (ii) reasonably assist the other Party in the orderly and efficient transition in becoming an independent company to the extent set forth in the Transition Services Agreement or as otherwise set forth herein (including, but not limited to, complying with Articles VI, VII and IX) and (iii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement, in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or the Transition Services Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.

Section 5.3 Retained Names.

(a) By no later than twelve (12) months following the Distribution Date, Versum shall, and shall cause each member of the Versum Group to, change its name and cause its certificate of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove any reference to the Air Products Retained Names. Following the Distribution Date, Versum shall, and shall cause the members of the Versum Group to, as soon as practicable, but in no event later than eighteen (18) months following the Distribution Date, cease to (i) make any use of any Air Products Retained Names, and (ii) hold themselves out as having any affiliation with Air Products or any members of the Air Products Group. In furtherance thereof, as soon as practicable but in no event later than eighteen (18) months following the Distribution Date, Versum shall, and shall cause the members of the Versum Group to, remove, strike over, or otherwise obliterate all Air Products Retained Names from all assets and other materials owned by or in the possession of any member of the Versum Group (except to the extent product containers have permanent marks affixed to them), including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided, however, that Versum shall promptly after the Distribution Date post a disclaimer in a form and manner reasonably acceptable to Air Products on the “www.Versum.com” website informing its customers that as of the Separation Time and thereafter Versum, and not Air Products, is responsible for the operation of the Versum Business, including such website and any applicable services. Any use by the members of the Versum Group of any of the Air Products Retained Names as permitted in this Section 5.3(a) is subject to their use of the Air Products Retained Names in a form and manner, and with standards of quality, of that in effect for the Air Products Retained Names as of the Distribution Date. Versum and the members of the Versum Group shall not use the Air Products Retained Names in a manner that may reflect negatively on such name and marks or on Air Products or any member of the Air Products Group. Upon expiration or termination of the rights granted to the Versum Group pursuant to this Section 5.3(a), Versum hereby assigns, and shall cause the other members of the Versum Group to assign, to Air Products their rights (if any) to any Trademarks forming a part of or associated with the Air Products Retained Names. Air Products shall have the right to terminate the foregoing license, effective immediately, if any member of the Versum Group fails to comply with the foregoing terms and conditions or otherwise fails to comply with any reasonable direction of Air Products in relation to use of the Air Products Retained Names. Versum shall indemnify, defend and hold harmless Air Products and the members of the Air Products Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the Versum Group of the Air Products Retained Names pursuant to this Section 5.3(a).

(b) Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.3 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Air Products and the members of the Air Products Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 5.3.

Section 5.4 Corporate Opportunities. Each of Air Products and Versum is aware that from time to time certain business opportunities may arise that more than one Party may be financially able to undertake, and that are, from their nature, in the line of more than one Party’s Business and are of practical advantage to more than one Party. In connection therewith, the Parties agree that, following the Separation Time, if either Air Products or Versum acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Party, neither party shall have any duty to communicate or offer such opportunity to the other and each may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.

Section 5.5 CFATS Plan Compliance. From and after the date of this Agreement, Versum shall take any and all actions as required by the CFATS Plans associated with their chemicals of interest, including the payment of costs and expenses associated therewith, for the periods as set forth in such plans. To the extent Air Products owns any chemicals of interest at shared sites, Air Products will cooperate with Versum to the extent necessary to comply with the CFATS regulations. Notwithstanding anything to the contrary in this Agreement, with regard to any actions to be taken with regard to CFATS compliance, in the event of any conflict between this Agreement, on the one hand, and any site services agreement, on the other hand, the terms and conditions of the applicable site services agreement shall govern.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article VI:

(i) Air Products, for itself and each member of the Air Products Group, its Affiliates as of the Separation Time and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time were directors, officers, agents or employees of any member of the Air Products Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Versum and the other members of the Versum Group, its Affiliates and all Persons who at any time prior to the Separation Time were stockholders, directors, officers, agents or employees of any member of the Versum Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all (A) Air Products Retained Liabilities and (B) Liabilities in connection with the Internal Reorganization, the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements, in each case, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Time, including (such liabilities, the “Air Products Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Versum Group in respect of any Air Products Released Liabilities; provided, however, that nothing in this Section 6.1(a)(i) shall relieve any Person released in this Section 6.1(a)(i) who, after the Separation Time, is a director, officer or employee of any member of the Versum Group and is no longer a director, officer or employee of any member of the Air Products Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Versum Group after the Separation Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Air Products, any member of the Air Products Group, or their respective Affiliates from commencing any Actions against any Versum officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Air Products Know-How or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(ii) Versum, for itself and each member of the Versum Group, its Affiliates as of the Separation Time and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time were directors, officers, agents or employees of any member of the Versum Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Air Products and the other members of the Air Products Group, its Affiliates and all Persons who at any time prior to the Separation Time were stockholders, directors, officers, agents or employees of any member of the Air Products Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all (A) Versum Liabilities and (B) Liabilities in connection with the Internal Reorganization, the Versum Financing Cash Distribution, the Distribution and any of the other transactions contemplated hereunder and under the Ancillary

Agreements, in each case, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Time (such liabilities, the “Versum Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Air Products Group in respect of any Versum Released Liabilities; provided, however, that for purposes of this Section 6.1(a)(ii), the members of the Versum Group shall also release and discharge any officers or other employees of any member of the Air Products Group, to the extent any such officers or employees served as a director or officer of any members of the Versum Group prior to the Distribution, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of any such member of the Versum Group, prior to the date of the Distribution, including actions or failures to take action that may be deemed to have been negligent or grossly negligent.

(b) Nothing contained in this Agreement, including Section 6.1(a), Section 2.4(a) or Section 2.5, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Separation Time. In addition, nothing contained in Section 6.1(a) shall release any person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Air Products, any Air Products Retained Liability and (B) with respect to Versum, any Versum Liability;

(ii) any Liability provided for in or resulting from any other Contract or understanding that is entered into after, or that does not terminate as of, the Separation Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iii) any Liability with respect to any Continuing Arrangements;

(iv) any Liability with respect to any intercompany accounts which are to be governed in accordance with Section 2.4(a), except to the extent set forth therein;

(v) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;

(vi) any Liability the release of which would result in a release of any Person other than the Persons released in Section 6.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 6.1(a) with respect to such Liability;

(vii) any Liability arising from or relating to the sale, lease, manufacture, construction, provision, or receipt of goods or services, payment for goods, property or services purchased, obtained or used in the ordinary course of business by a member of a Group from a member of the other Group prior to the Separation Time or any related refund claims; and

(viii) any Liability provided for in, or resulting from, this Agreement or any Ancillary Agreement.

In addition, nothing contained in Section 6.1(a) shall release Air Products from indemnifying any director, officer or employee of Versum who was a director, officer or employee of Air Products or any of its Affiliates prior to the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is an Versum Liability, Versum shall indemnify Air Products for such Liability (including Air Products’ costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a).

(d) If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 6.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (and/or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article VI.

(e) At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 6.1; provided that such member is a member of the applicable Group at the time of such request.

Section 6.2 Indemnification by Air Products. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or any Ancillary Agreement, following the Separation Time, Air Products shall, and shall cause the other members of the Air Products Group, to indemnify, defend and hold harmless the Versum Indemnitees from and against, and pay or reimburse, as the case may be the Versum Indemnitees for, any and all Indemnifiable Losses of the Versum Indemnitees suffered or incurred to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Air Products Retained Liabilities, including the failure of any member of the Air Products Group or any other Person to pay, perform or otherwise discharge any Air Products Retained Liability in accordance with its respective terms, whether arising prior to, on or after the Separation Time, (b) any Air Products Retained Asset or Air Products Retained Business, whether arising prior to, on or after the Separation Time or (c) any breach by Air Products of any covenants or obligations to be performed pursuant to this Agreement or any Ancillary Agreement (other than the Continuing Arrangements) on or subsequent to the Separation Time, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.3 Indemnification by Versum. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Separation Time, Versum shall, and shall cause the other members of the Versum Group to, indemnify, defend and hold harmless the Air Products Indemnitees from and against, and pay or reimburse, as the case may be the Air Products Indemnitees for, any and all Indemnifiable Losses of the Air Products Indemnitees suffered or incurred to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Versum Liabilities, including the failure of any member of the Versum Group or any other Person to pay, perform or otherwise discharge any Versum Liability in accordance with its respective terms, whether prior to, on or after the Separation Time, (b) any Versum Asset or Versum Business (including with respect to any such expenses incurred by Air Products in connection with Article VIII hereof), whether arising prior to, on or after the Separation Time or (c) any breach by Versum of any covenants or obligations to be performed pursuant to this Agreement or any Ancillary Agreement (other than the Continuing Arrangements) unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.4 Procedures for Indemnification.

(a) Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 6.4(b), each Air Products Indemnitee and Versum Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article VI or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within thirty (30)

days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice within the thirty (30) day period described above shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party will have a period of thirty (30) days after receipt of a notice under this Section 6.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VIII.

(b) Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (such claim, a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnitee in defending such Third Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. For all purposes of this Section 6.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.1(98)(ix).

(c) Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 6.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation or (y) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying

Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. The Indemnifying Party shall have the right to compromise or settle a Third Party Claim, the defense of which it shall have assumed pursuant to this Section 6.4(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article VI shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle, compromise or consent to the entry of judgment with respect to any such Third Party Claim without the written consent of the Indemnitee unless such settlement, compromise, consent or judgment (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(d) Notwithstanding anything to the contrary set forth in this Section 6.4, Air Products may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the Separation Time which relate to or arise out of the Versum Business, the Versum Assets or the Versum Liabilities if such Action also relates to the Air Products Retained Assets and Air Products Retained Liabilities and a member of the Air Products Group is also named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Versum Business, the Versum Assets or the Versum Liabilities); provided that (i) Air Products will consult with Versum on a regular basis with respect to strategy and developments with respect to any such Action, (ii) if Air Products fails to take reasonable steps necessary to defend diligently such Action, Versum may assume such defense, and Air Products will be liable for all reasonable costs or expenses paid or incurred in connection with such defense, (iii) Versum has the right to participate in (but, subject to clause (ii) above, not control) the defense of such Action, and (iv) Air Products shall not settle, compromise or consent to the entry of judgment with respect to such Action without the consent of Versum unless such settlement, compromise, consent or judgment (A) provides relief consisting solely of money damages borne by Air Products and (B) does not, in the reasonable opinion of Versum, otherwise materially adversely affect Versum. After any such compromise, settlement, or consent to entry of judgment, Air Products and Versum will agree upon a reasonable allocation to Versum and Versum will be responsible for or receive, as the case may be, Versum’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Versum Business, the Versum Assets or the Versum Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VIII.

(e) If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the thirty (30) day period specified in this Section 6.4, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) Except as explicitly set forth in this Agreement, or to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article VI shall be resolved in accordance with Article VIII.

(g) Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 6.4, the terms of the Ancillary Agreement will govern.

(h) The provisions of this Article VI shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 6.4 to give a notice with respect to any Third Party Claim that exists as of the Separation Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Air Products Retained Liabilities and partly Versum Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VIII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party Claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.

Section 6.5 Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 6.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 6.4.

(b) Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against Versum relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar laws, where the facts and circumstances giving rise to the Action occurred prior to the Separation Time or (ii) where the resolution of such Action by order, judgment, settlement or otherwise, could include any condition, limitation or other stipulation that could, in the reasonable judgment of Air Products, adversely impact the conduct of the Air Products Retained Businesses or result in an adverse change to Air Products at shared locations where Versum and Air Products have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies or at non-shared locations, the resolution of such Action may have a precedential adverse effect on then-current Air Products operating agreements, governmental permits or independent obligations to a Governmental Entity, Air Products shall have, at Air Products’ expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by Versum to any third party involved in such Action (including any Governmental Entity), to the extent that Air Products’ participation does not affect any privilege in a material and adverse manner; provided that to the extent that any such action requires the submission by Versum of any content relating to any current or former officer or director of Air Products, such content will only be submitted in a form approved by Air Products in its reasonable discretion. With regard to the matters specified in the preceding clauses (i) and (ii), Air Products shall have a right to consent to any compromise or settlement related thereto.

(c) Each of Air Products and Versum agrees that at all times from and after the Separation Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 6.6 Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 6.7 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article VI shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (such proceeds shall be reduced by the present value, based on that Party’s then-cost, of short-term borrowing of future premium increases known at such time) and (ii) net of any proceeds actually received by the Indemnitee from any third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) Any Indemnity Payment shall be increased as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment, the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(c) The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 6.8 Contribution. If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 6.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Versum and each other member of the Versum Group, on the one hand, and Air Products and each other member of the Air Products Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Losses arising out of or related to information contained in the Distribution Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the Versum Business of a member of the Versum Group, on the one hand, or the Air Products Retained Business or a member of the Air Products Group, on the other hand.

Section 6.9 Covenant not to Sue. Each Party hereby covenants and agrees that none of it or the members of such party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Versum Liabilities by Versum or a member of the Versum Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Air Product Retained Liabilities by Air Products or any member of the Air Products Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason or (c) the provisions of this Article VI are void or unenforceable for any reason.

Section 6.10 Limitation of Liability. IN NO EVENT SHALL ANY PARTY OR ANY OTHER MEMBER OF ANY GROUP BE LIABLE TO ANY OTHER PARTY OR ANY MEMBER OF ANOTHER GROUP FOR PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT TO THE EXTENT AWARDED BY A COURT OF COMPETENT JURISDICTION IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 6.11 Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity agreements contained in this Article VI shall survive the Distribution.

(b) The rights and obligations of any member of the Air Products Group or any member of the Versum Group, in each case, under this Article VI shall survive (i) the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

Section 6.12 Environmental Matters.

(a) Exchange of Information. Without limiting any other provision of this Agreement, each of Air Products and Versum agrees to provide, or cause to be provided, at any time before, on, or after the Separation Time, as soon as reasonably practicable after written request therefore, reasonable access to any non-privileged Information in the possession or under the control of any member of such respective Group and reasonable access to its employees to the extent that (i) such Information relates to, or such employees have relevant knowledge regarding, specific alleged Environmental Liabilities, including the requesting Party’s alleged or potential link to environmental contamination at an Off-Site Location or real property that was allegedly owned or operated by any member of the Air Products Group and any operating group, business unit, division, Subsidiary, line of business or investment of Air Products or any of its Subsidiaries (including any member of the Versum Group) prior to the Separation Time; or (ii) such Information relates to, or such employees have relevant knowledge regarding, the impact that any alleged Environmental Liability could have on the operations, activities or Liability exposure of the requesting Party; and (iii) the Information and access to employees can be provided without significant disruption to the applicable Group’s business or operations.

(b) Substitution.

(i) Versum Group shall use its reasonable best efforts to obtain any consents, transfers, assignments, Assumptions, waivers, or other legal instruments necessary to cause the appropriate member of the Versum Group to be fully substituted for Air Products or any other member of the Air Products Group with respect to: (i) any order, decree, judgment, agreement or Action with respect to Versum Assumed Environmental Liabilities that are in effect as of the Separation Time, including without limitation [•]; or (ii) Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the Versum Assets. Versum shall inform the applicable Governmental Entity about its assumption of the Environmental Liabilities associated with the matters covered by this Section 6.12(b) and request that such Governmental Entities direct all communications, requirements, notifications and/or official letters related to such matters to Versum. Air Products shall use its reasonable best efforts to provide necessary assistance or signatures to Versum to achieve the purposes of this section.

(ii) Until such time as Versum and Air Products complete the substitutions outlined in Section 6.12(b)(i) above, Versum shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, Actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in Air Products’ name relating to the Versum Assets and the Versum Assumed Environmental Liabilities.

ARTICLE VII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 7.1 Preservation of Corporate Records.

(a) Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 7.3, each Party shall use its commercially reasonable efforts, at such party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to Air Products’ applicable record retention policy as in effect immediately prior to the Distribution, including, without limitation, pursuant to any “Litigation Hold” issued by Air Products or any of its Subsidiaries prior to the Distribution, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the Air Products Group or Versum Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Air Products Group or Versum Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Distribution, clause (iii) of this sentence applies only to the extent that whichever member of the Air Products Group or Versum Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from the other that certain Information relating to the Versum Business, the Air Products Retained Businesses or the transactions contemplated hereby be retained in connection with an Action, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

(b) Air Products and Versum intend that any transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege.

Section 7.2 Assistance.

(a) In the event that either Party changes its independent auditors within one (1) year following the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 7.2 for a period of up to one hundred and eighty (180) days from such change.

(b) Access to Personnel and Records. Notwithstanding the foregoing, from the Separation Time until the completion of each Party’s audit for the fiscal year ending September 30, 2017, except to the extent otherwise contemplated by the Ancillary Agreements and subject to Section 7.6, each Party shall authorize and request its respective auditors to make reasonably available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the filing of its annual financial statements with the Commission.

(c) Current, Quarterly and Annual Reports. From the Separation Time until the completion of each Party’s audit for the fiscal year ending September 30, 2017, at least three (3) Business Days prior to the earlier of public dissemination or filing with the Commission, each Party shall deliver to the other Party, a reasonably complete draft of any earnings news release, any filing with the Commission containing financial statements, including, but not limited to current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3; provided that to the extent Versum’s 201[•] proxy statement discusses Air Products compensation programs, Versum shall substantially conform its 201[•] proxy statement to be filed with the Commission to Air Products’ proxy statement for the applicable period. Each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s annual report on Form 10-K and the pro-forma financial statements included, as applicable, in the Versum Registration Statement or the Form 8-K to be filed by Air Products with the Commission on or about the time of the Distribution. If any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any annual report, to consult with each other in respect of such differences and the effects thereof on the Parties’ applicable annual reports.

(d) Nothing in this Article VII shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 7.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

(e) The Parties acknowledge that Information provided under this Section 7.2 may constitute material, nonpublic information, and trading in the securities of a Party (or the securities of its Affiliates, subsidiaries or partners) while in possession of such material, nonpublic material information may constitute a violation of the U.S. federal securities laws.

(f) The Parties acknowledge and agree that the Party providing any services pursuant to this Section 7.2 shall be reimbursed by the receiving Party for the cost of providing such services in accordance with the cost of providing similar services as set forth in the Transition Services Agreement.

Section 7.3 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article VI shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) or Information related to Intellectual Property licensed pursuant to the IP Cross License (in which event the provisions of the IP Cross License shall govern) and subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information:

(a) After the Separation Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Versum for specific and identified Information:

(i) that (x) relates to Versum or the Versum Business, as the case may be, prior to the Separation Time or (y) is necessary for Versum to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Air Products and/or Versum are parties, Air Products shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Versum has a reasonable need for such originals) in the possession or control of Air Products or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Versum; provided that to the extent any originals are delivered to Versum pursuant to this Agreement or the Ancillary Agreements, Versum shall, at its own expense, return them to Air Products within a reasonable time after the need to retain such originals has ceased; provided, further, that such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided, further, that in the event that Air Products, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 7.2) would violate any Law or Contract with a third party or could reasonably result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Air Products shall not be obligated to provide such Information requested by Versum;

(ii) that (x) is required by Versum with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Versum (including under applicable securities laws) by a Governmental Entity having jurisdiction over Versum, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Air Products shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Versum has a reasonable need for such originals) in the possession or control of Air Products or any of its Affiliates or

Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Versum; provided that to the extent any originals are delivered to Versum pursuant to this Agreement or the Ancillary Agreements, Versum shall, at its own expense, return them to Air Products within a reasonable time after the need to retain such originals has ceased; provided, further, that in the event that Air Products, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 7.2 would violate any Law or Contract with a third party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, Air Products shall not be obligated to provide such Information requested by Versum; or

(b) After the Separation Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Air Products for specific and identified Information:

(i) that (x) relates to Air Products or the Air Products Retained Business, as the case may be, prior to the Separation Time or (y) is necessary for Air Products to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Air Products and/or Versum are parties, Versum shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Air Products has a reasonable need for such originals) in the possession or control of Versum or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Air Products; provided that to the extent any originals are delivered to Air Products pursuant to this Agreement or the Ancillary Agreements, Air Products shall, at its own expense, return them to Versum within a reasonable time after the need to retain such originals has ceased; provided, further, that such obligation to provide any requested information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided, further, that in the event that Versum, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 7.2 would violate any Law or Contract with a third party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, Versum shall not be obligated to provide such Information requested by Air Products.

(ii) that (x) is required by Air Products with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Air Products (including under applicable securities laws) by a Governmental Entity having jurisdiction over Air Products, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Versum shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Air Products has a reasonable need for such originals) in the possession or control of Versum or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Air Products; provided that to the extent any originals are delivered to Air Products pursuant to this Agreement or the Ancillary Agreements, Air Products shall, at its own expense, return them to Versum within a reasonable time after the need to retain such originals has ceased.

(c) Each of Air Products and Versum shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to Section 7.2 or this Article VII of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

Section 7.4 Witness Services. At all times from and after the Separation Time, each of Air Products and Versum shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 7.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 7.5 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 7.6 Confidentiality.

(a) Notwithstanding any termination of this Agreement, and except as otherwise provided the Ancillary Agreements, each of Air Products and Versum shall hold, and shall cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party pursuant to clause (ii), (iii), (iv) or (v) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b) Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the Air Products Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Separation Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Air Products’ confidential and proprietary information pursuant to policies in effect as of the Separation Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Separation Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Versum Business (in the case of the Versum Group) or the Air Products Business (in the case of the Air Products Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement; and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided, further, that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 7.6(a).

(d) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 7.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) For the avoidance of doubt, the disclosure and sharing of Privileged Information shall be governed solely by Section 7.7.

Section 7.7 Privilege Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation Time have been and will be rendered for the collective benefit of each of the members of the Air Products Group and the Versum Group, and that each of the members of the Air Products Group and the Versum Group should be deemed to be the client with respect to such pre-distribution services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-distribution services. For the avoidance of doubt, Privileged Information within the scope of this Section 7.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel; provided, however, that any such privileged communications or attorney-work product, whether arising prior to, or after the Separation Time, with respect to any matter for which a party hereto has an indemnification obligation hereunder, shall be subject to the sole control of such party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such communications or work product is in the possession of or under the control of such party. Notwithstanding the foregoing, the parties hereto acknowledge and agree that Skadden, Arps, Slate, Meagher & Flom LLP and in-house counsel of Air Products represent only Air Products and not Versum and that (x) any advice given by or communications with Skadden, Arps, Slate, Meagher & Flom LLP shall not be subject to any joint privilege and shall be owned solely by Air Products; and (y) any advice given by or communications with in-house counsel of Air Products (to the extent it relates to any proposed transactions contemplated by this Agreement or any Ancillary Agreement) shall not be subject to any joint privilege and shall be owned solely by Air Products.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Separation Time to each of Air Products and Versum. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of Air Products or Versum, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both Air Products and Versum. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes, or other matters which involve both Air Products and Versum shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and

(ii) Except as otherwise provided in Section 7.7(b)(i), Privileged Information relating to post-separation services provided solely to one of Air Products or Versum shall not be deemed shared between the Parties; provided that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 7.7(a) or (b):

(i) Subject to Section 7.7(c)(iii) and (iv), no Party may waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within fifteen (15) days after written notice by the requesting Party to the Party whose consent is sought;

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii) If, within fifteen (15) days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party fifteen (15) days written notice prior to effecting such waiver.

Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings in accordance with Section 8.2 to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and the Parties agree that any such Privilege shall not be waived by either party under the final determination of such dispute in accordance with Section 8.2; and

(iv) In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Air Products or Versum as set forth in Section 7.6 and this Section 7.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Sections 6.5, Section 7.2 and 7.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 6.5 and 7.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.5 hereof, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.8 Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 7.9 Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, and the rights, obligations and relationship between the parties hereto, whether based on contract, tort, statute, constitution or otherwise (collectively, “Disputes”), the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or executive officers designated by the Parties with authority to resolve the dispute, shall negotiate for a reasonable period of time to settle such Dispute; provided that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed ninety (90) days (the “Negotiation Period”) from the time of receipt by a Party from another of written notice of such Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 8.2 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period from the date of receipt of the Dispute Notice to the final resolution of such Dispute, and the Parties further agree that any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.

Section 8.2 Arbitration. If the Dispute has not been resolved for any reason upon the expiration of the Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules & Procedure then in effect (the “Rules”), except as modified herein.

(a) The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant(s) shall appoint one arbitrator in its or their Demand for Arbitration, and the respondent(s) shall appoint one arbitrator within twenty-one days (21) after the date of delivery of the Commencement Letter. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly appointed by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with its listing, striking and ranking procedure.

(b) The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(c) For the avoidance of doubt, by submitting their dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d) Without derogating from Section 8.2(e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 8.3 below. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction; and (iii) either Party shall retain the right to apply for freezing orders to prevent the improper dissipation of transfer of assets to a court of competent jurisdiction.

(e) The Arbitral Tribunal shall have the power to grant any remedy or relief that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief; provided, however, that the Arbitral Tribunal shall have no authority, right or power to award punitive, exemplary or treble damages.

(f) The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(g) Arbitration under this Article VIII shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets (to whose jurisdiction the parties consent for the purposes of enforcement of and execution upon the award).

Section 8.3 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article VIII (including, for the avoidance of doubt, after compliance with all notice and negotiation provisions provided herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 8.4 Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 8.4 (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge

Section 8.5 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor, in good faith, all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute resolution.

Section 8.6 Consolidation. Any contemplated or pending arbitration under this Agreement may be consolidated with any contemplated or pending arbitration arising under the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto. An application for such consolidation shall be made to and heard by the tribunal that was constituted first in time. Upon the application of any party to this Agreement, the Ancillary Agreement or any other agreement between the Parties entered into pursuant hereto, the tribunal that is constituted first in time may order that any contemplated or pending arbitrations arising under this Agreement, the Ancillary Agreement or any other agreement between the Parties entered into pursuant shall be consolidated and heard by such tribunal alone, if the tribunal determines that (i) the subject of the Disputes arise out of or relate essentially to the same set of facts or transactions, or involve common issues of laws or fact; (ii) consolidated proceedings would be more efficient and expeditious than separate proceedings; (iii) no party would be unduly prejudiced by consolidation, including through delay or because it was effectively denied an opportunity to participate in the appointment of the tribunal hearing the consolidated arbitration.

ARTICLE IX

INSURANCE

Section 9.1 Policies and Rights Included Within Assets.

(a) The Air Products Retained Assets shall include any and all rights of an additional named insured under Policies where Air Products is an additional named insured, subject to the terms of such Policies and any limitations or obligations of Air Products contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Separation Time by any Party in or in connection with the conduct of the Air Products Retained Business regardless of whether any Action is brought before or after the Separation Time or, to the extent any Action is made against Air Products or any of its Subsidiaries, the conduct of the Versum Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this Section 9.1 shall be deemed to constitute (or to reflect) an assignment of such Policies by Air Products.

(b) The Versum Assets shall include any and all rights of an insured party under each of the Company Policies, subject to Sections 9.9 and 9.10 and to the terms of such Company Policies and any limitations or obligations of Versum contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Separation Time by any party in or in connection with the conduct of the Versum Business regardless of whether any Action is brought before or after the Separation Time, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this clause (b) shall be deemed to constitute (or to reflect) an assignment of such Company Policies, or any of them, to Versum.

Section 9.2 Post-Separation Time Claims. If, subsequent to the Separation Time, any person shall assert a claim against Versum or any of its Subsidiaries (including where Versum or its Subsidiaries are joint defendants with other persons) with respect to any Action, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Separation Time in or in connection with the conduct of the Versum Business or, and which Action, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Company Policies, Air Products shall, at the time such claim is asserted, designate, without need of further documentation, Versum as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Company Policy, and shall further be deemed to confer, without need of further documentation, but subject to Section 9.9, upon Versum any and all rights of an insured party under such Company Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; provided, however, that nothing in this Section 9.2 shall be deemed to constitute (or to reflect) an assignment of the Company Policies, or any of them, to Versum.

Section 9.3 Administration; Other Matters.

(a) Administration. Subject to Section 9.9, from and after the Separation Time, each Party (either by itself or by contracting for the provision of services by independent parties) shall be responsible for Claims Administration under Company Policies with respect to its respective Insured Claims; provided, however, that Versum shall provide prompt notice to Air Products of any claims submitted by it or by its respective Subsidiaries under the Company Policies and of any Insurance Proceeds related thereto. Each Party shall administer and pay any costs relating to its pursuit of and to defending its respective Insured Claims under Company Policies to the extent such defense costs are not covered under such Policies, shall be responsible for any amounts of its respective Insured Claims under Company Policies that fall below applicable deductibles or self-insured retentions, and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Company Policies. Air Products shall, with the written consent of Versum (not to be unreasonably withheld or delayed), have the sole right to commute or otherwise terminate any Company Policies.

(b) Liability Limitation. Air Products and Versum shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Air Products or Versum, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Air Products or Versum or any defect in such claim or its processing.

(c) Maximization of Insurance Proceeds. Each Party agrees to use commercially reasonable efforts to maximize available coverage under those Company Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim, including, as may be applicable, pursuing recoveries under other insurance policies available to such Party.

Section 9.4 Shared Claims. In the event that Insured Claims of more than one Party exist relating to the same occurrence, Air Products shall have sole control over the defense of such Action. Nothing in this Section 9.4 shall be construed to limit or otherwise alter in any way the obligations or rights of the Parties, including those created under Article VI or this Article IX of this Agreement or otherwise, by operation of law or otherwise.

Section 9.5 Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts. In the event of any Action by any Party (or both of the Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 9.5 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created under Article VI of this Agreement or otherwise, by operation of Law, or otherwise.

Section 9.6 Directors and Officers Liability Insurance. Air Products agrees that, from and after the Distribution Date to the sixth anniversary of the Separation Time, it will maintain in full force and effect the Company Policies identified as Directors & Officers Liability Insurance on Schedule 1.1(31) (or, through the purchase of extended discovery, the full benefits and coverage of such Company Policies). The provisions of this Section 9.6 are intended for the benefit of, and shall be enforceable by, each of the persons covered by those Company Policies referenced in the preceding sentence.

Section 9.7 No Coverage for Post-Effective Occurrences. Versum, on behalf of itself and its Subsidiaries, acknowledges and agrees that it will have no coverage under the Company Policies for acts or events that occur after the Separation Time.

Section 9.8 Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement (including in connection with Policies where Air Products is an additional named insured).

Section 9.9 Air Products as General Agent and Attorney-In-Fact. Notwithstanding anything to the contrary contained herein, Air Products remains the owner and holder of all rights and claims in and to the Company Policies. Should the provisions of Sections 9.1 and 9.2 as they pertain to Versum be challenged and/or fail of their purpose, Air Products shall act as agent and attorney-in-fact for Versum and thereby effectuate, on behalf of Versum, the provisions of Section 9.2 of this Agreement, provided that Versum shall pay Air Products’ reasonable out-of-pocket costs relating thereto.

Section 9.10 Additional Premiums, Return Premiums and Pro Rata Cancellation Premium Credits. If additional premiums are payable, or return premiums are receivable, on any Company Policies after the Separation Time as a result of an insurance carrier’s retrospective audit of insured exposure, Air Products shall be responsible for any such additional premiums, and shall be entitled to receive any such return premiums. If cancellation premium credits are received after the Separation Time in connection with the cancellation of any Company Policies, Air Products shall be entitled to receive such cancellation premium credits.

Section 9.11 Certain Matters Relating to Air Products’ Organizational Documents. For a period of six (6) years from the Distribution Date, the Certificate of Incorporation and Bylaws of Air Products shall contain provisions no less favorable with respect to indemnification of directors and officers than are set forth in such Certificate of Incorporation and Bylaws of Air Products immediately before the Separation Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Separation Time, were indemnified under such Certificate of Incorporation or Bylaws, unless such amendment, repeal, or other modification shall be required by Law and then only to the minimum extent required by Law or approved by Air Products’ stockholders.

ARTICLE X

MISCELLANEOUS

Section 10.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or such Continuing Arrangement shall control (except with respect to any Conveyance and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement, including indemnification in respect of Tax matters; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 10.2 Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 10.3 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Separation Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5 Expenses.

(a) Except as otherwise expressly provided in this Agreement (including paragraphs (b) and (c) of this Section 10.5 and Schedule 10.5(a)) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred on or prior to the Separation Time in connection with, and as required by, the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Distribution, the Versum Registration Statement, the Internal Reorganization and the consummation of the transactions contemplated hereby and thereby shall be borne and paid by Air Products, and all such out-of-pocket fees and expenses incurred following the Separation Time shall be borne and paid by the Person incurring such cost or Liability.

(b) Except as otherwise expressly provided in this Agreement (including paragraphs (b) and (c) of this Section 10.5) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Separation Time; provided, however, that any costs and expenses incurred in obtaining any Consents or novation from a third party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Internal Reorganization or the Distribution shall be borne by the Party or its Subsidiary to which such Contract is being assigned.

(c) With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.8, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any third party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 7.2, the requesting Party shall be responsible for the other Party’s fees, costs and expenses.

Section 10.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To Air Products:

c/o [            ]

Attn: [            ]

Facsimile: [            ]

To Versum:

c/o [            ]

Attn: [            ]

Facsimile: [            ]

Section 10.7 Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 10.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to Air Products, an Affiliate of Air Products, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement. No assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 10.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 10.10 Termination and Amendment. This Agreement (including Article VI hereof) may be terminated, modified or amended and the Distribution may be amended, modified or abandoned at any time prior to the Separation Time by and in the sole discretion of Air Products without the approval of Versum or the stockholders of Air Products. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Separation Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Air Products and Versum.

Section 10.11 Payment Terms.

(a) Except as set forth in Article VI or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article VI or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the USD Prime Rate as of the invoice date + 2.00% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Air Products or Versum under this Agreement shall be made in US Dollars. Except as expressly provided herein or as may be expressly agreed in writing by the Parties, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 10.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Separation Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 10.13 Third Party Beneficiaries. Except (i) as provided in Article VI relating to Indemnitees and for the release under Section 6.1 of any Person provided therein; (ii) as provided in Section 9.6 relating to the directors, officers, employees, fiduciaries or agents provided therein; and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 10.14 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.15 Exhibits and Schedules.

(a) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Air Products Group or the Versum Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Air Products Group or the Versum Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b) Subject to the prior written consent of the other Party (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Separation Time.

Section 10.16 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that would compel the application of the laws of another jurisdiction. Each Party hereto agrees that the appropriate, exclusive and convenient forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of Delaware.

Section 10.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.18 Public Announcements. From and after the Separation Time for a period of two (2) years, Air Products and Versum shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) for disclosures made that are substantially consistent with disclosures contained in any Distribution Disclosure Document, (c) as otherwise set forth on Schedule 10.18, or (d) as may pertain to disputes between one Party or any member of its Group, on one hand, and the other Party or any member of its Group, on the other hand.

Section 10.19 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following sections: Section 6.2; Section 6.3; and Section 6.4).

Section 10.21 Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 10.11) by: (i) Versum to Air Products shall be treated for all Tax purposes as a distribution by Versum to Air Products with respect to stock of Versum occurring immediately before the Distribution; or (ii) Air Products to Versum shall be treated for all Tax purposes as a tax-free contribution by Air Products to Versum with respect to its stock occurring immediately before the Distribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 10.22 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.23 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Air Products and Versum and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Air Products or Versum.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

AIR PRODUCTS AND CHEMICALS, INC.

By:
Name:
Title:

VERSUM MATERIALS, INC.

By:
Name:
Title:

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